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                                                                      EXHIBIT 11
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                    P. H. GLATFELTER COMPANY AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE
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                                                               1992           1993             1994           1995          1996
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Weighted average number of common shares:
  Shares outstanding, beginning of year                     22,314,701     44,057,273      43,987,328     44,199,829     43,435,312
  Adjusted for stock split in 1992
    exclusive of shares below - applied retroactively       22,314,701
  Issued for employee stock purchase plans                      42,810         73,745          72,734         73,772         32,460
  Issued for stock award plan                                   41,674           --            10,035           --           48,326
  Issued for stock option plans                                   --             --              --            6,003          4,537
  Issued for 401(k) plan                                          --             --              --            1,265         35,043
  Shares of treasury stock to be issued under
    restricted stock award plan and stock option
    plans - common stock equivalents                           484,149        290,343         178,060        304,908        192,261
  Shares acquired and held in treasury                        (524,257)      (106,601)           --         (327,103)      (837,844)
                                                          ------------   ------------   -------------   ------------   ------------

Total                                                       44,673,778     44,314,760      44,248,157     44,258,674     42,910,095
                                                          ============   ============   =============   ============   ============

Income (loss) before accounting changes                   $ 56,544,143   $ 20,408,988   $(118,251,441)  $ 65,828,361   $ 60,399,028

Accounting changes                                                --       (4,193,461)           --             --             --
                                                          ------------   ------------   -------------   ------------   ------------

Net income (loss)                                           56,544,143     16,215,527    (118,251,441)    65,828,361     60,399,028

Preferred dividends                                             (7,368)        (5,501)           --             --             --
                                                          ------------   ------------   -------------   ------------   ------------

Net income (loss) applicable to common shares             $ 56,536,775   $ 16,210,026   $(118,251,441)  $ 65,828,361   $ 60,399,028
                                                          ============   ============   =============   ============   ============

Income (loss) per common share
  before accounting changes                               $       1.27   $       0.46   $       (2.67)  $       1.49   $       1.41
                                                          ============   ============   =============   ============   ============

Net income (loss) per common share                        $       1.27   $       0.37   $       (2.67)  $       1.49   $       1.41
                                                          ============   ============   =============   ============   ============
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